Mueller Industries, Inc. Reports Second Quarter 2013 Earnings

MEMPHIS, Tenn., July 23, 2013 -- Mueller Industries, Inc. (NYSE: MLI) announced today that Mueller’s net income attributable to normal operations in the second quarter of 2013 was $25.5 million, or 90 cents per diluted share.  This compares with net income of $17.9 million, or 47 cents per diluted share, for the same period of 2012.  In addition, during the second quarter of 2013, the Company recognized an after-tax gain of $65.6 million (or $2.33 per diluted share) on the settlement of an insurance claim pertaining to the 2011 fire at its Wynne, Arkansas manufacturing operations.  Including this non-recurring gain, the Company’s net income in the second quarter of 2013 was $91.2 million, or $3.23 per diluted share.

Net sales for the second quarter of 2013 were $582.3 million compared with $594.1 million in the second quarter of 2012.  The decrease in net sales was principally due to lower copper costs that impacted the selling prices of the Company’s products.  Copper prices decreased to an average of $3.25 per pound in the second quarter of 2013 versus $3.54 per pound in the second quarter of 2012.

Diluted earnings per share from normal operations increased 43 cents in the second quarter of 2013 compared with the same period in 2012, of which, 23 cents was attributable to the reduction in the Company’s outstanding common shares.  The Company repurchased 10.4 million of its common shares in September 2012.  The remaining 20 cent per diluted share increase was attributable to improved performance of the Company’s reportable segments.  The OEM segment posted operating earnings of $20.9 million, an increase of $5.8 million over the same period in 2012.  Excluding the aforementioned insurance gain, the Plumbing & Refrigeration segment posted earnings from normal operations of $25.9 million, an increase of $3.3 million over the same period in 2012.

At the end of the second quarter of 2013, cash totaled $261.7 million equal to $9.30 per share and the Company’s current ratio was 3.5 to 1.

Regarding the outlook, Greg Christopher, CEO said, “The residential construction market continues to gain momentum, although its progress on a month-to-month basis remains bumpy.  Housing starts totaled 780,000 units in 2012, and are projected to increase by 20 percent in 2013 and by still another 20 percent in 2014.  Despite these gains, many housing market metrics have a long way to go before reaching their pre-recession peaks.

“The non-residential construction market remains relatively flat.  This is no surprise as it historically has lagged a recovering economy by about a year.  The non-residential market is important to Mueller and we expect to fully participate in its recovery.”

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market that includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT

Jeffrey A. Martin

(901)753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Six Months Ended
(In thousands, except per share data)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Net sales	$582,282	$594,099	$1,141,972	$1,171,767

Cost of goods sold	501,125	522,851	983,975	1,016,026
Depreciation and amortization	8,328	7,919	16,482	15,448
Selling, general, and administrative expense	34,814	33,487	66,157	65,089
Insurance settlement	(106,332)	—	(106,332)	(1,500)

Operating income	144,347	29,842	181,690	76,704

Interest expense	(1,101)	(2,721)	(1,697)	(5,358)
Other income, net	319	490	3,482	744

Income before income taxes	143,565	27,611	183,475	72,090

Income tax expense	(51,723)	(9,071)	(65,199)	(20,733)

Consolidated net income	91,842	18,540	118,276	51,357

Net income attributable to noncontrolling interest	(692)	(623)	(924)	(841)

Net income attributable to Mueller Industries, Inc.	$91,150	$17,917	$117,352	$50,516

Weighted average shares for basic earnings per share	27,840	38,029	27,831	38,021
Effect of dilutive stock-based awards	370	436	372	440

Adjusted weighted average shares for diluted earnings per share	28,210	38,465	28,203	38,461

Basic earnings per share	$3.27	$0.47	$4.22	$1.33

Diluted earnings per share	$3.23	$0.47	$4.16	$1.31

Dividends per share	$0.125	$0.10	$0.25	$0.20

Summary Segment Data:

Net sales:
Plumbing & Refrigeration Segment	$328,673	$331,688	$640,487	$647,042
OEM Segment	257,044	268,551	510,831	539,527
Elimination of intersegment sales	(3,435)	(6,140)	(9,346)	(14,802)

Net sales	$582,282	$594,099	$1,141,972	$1,171,767

Operating income:
Plumbing & Refrigeration Segment	$129,810	$22,605	$152,437	$50,863
OEM Segment	20,939	15,057	41,262	39,782
Unallocated expenses	(6,402)	(7,820)	(12,009)	(13,941)

Operating income	$144,347	$29,842	$181,690	$76,704

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	June 29, 2013	December 29, 2012
ASSETS
Cash and cash equivalents	$261,667	$198,934
Accounts receivable, net	305,706	271,093
Inventories	222,825	229,434
Other current assets	58,108	47,733

Total current assets	848,306	747,194

Property, plant, and equipment, net	238,141	233,263
Other assets	123,428	123,698

	$1,209,875	$1,104,155

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of debt	$43,753	$27,570
Accounts payable	76,713	87,574
Other current liabilities	119,867	143,552

Total current liabilities	240,333	258,696

Long-term debt	206,800	207,300
Pension and postretirement liabilities	52,206	55,019
Environmental reserves	22,642	22,597
Deferred income taxes	37,147	20,910
Other noncurrent liabilities	1,104	1,667

Total liabilities	560,232	566,189

Total Mueller Industries, Inc. stockholders’ equity	617,158	506,908
Noncontrolling interest	32,485	31,058

Total equity	649,643	537,966

	$1,209,875	$1,104,155

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
(In thousands)	June 29, 2013	June 30, 2012

Cash flows from operating activities
Consolidated net income	$118,276	$51,357
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	16,649	15,843
Stock-based compensation expense	3,326	2,061
Insurance settlement	(106,332)	(1,500)
Insurance proceeds – noncapital related	32,395	9,000
(Gain) loss on disposal of properties	(2,984)	106
Deferred income taxes	12,468	(2,930)
Income tax benefit from exercise of stock options	(95)	(83)
Changes in assets and liabilities
Receivables	(35,095)	(55,826)
Inventories	4,705	(9,055)
Other assets	(306)	(1,371)
Current liabilities	6,150	9,121
Other liabilities	(423)	285
Other, net	420	270

Net cash provided by operating activities	49,154	17,278

Cash flows from investing activities
Capital expenditures	(21,687)	(23,433)
Insurance proceeds for property and equipment	29,910	32,500
Net (deposits into) withdrawals from restricted cash balances	(4,721)	4,368
Proceeds from the sales of properties	3,016	175

Net cash provided by investing activities	6,518	13,610

Cash flows from financing activities
Repayments of long-term debt	(500)	(148,676)
Dividends paid to stockholders of Mueller Industries, Inc.	(6,960)	(7,605)
Debt issuance cost	(50)	—
Issuance (repayment) of debt by joint venture, net	15,544	(15,842)
Net cash received to settle stock-based awards	260	187
Income tax benefit from exercise of stock options	95	83

Net cash provided by (used in) financing activities	8,389	(171,853)

Effect of exchange rate changes on cash	(1,328)	483

Increase (decrease) in cash and cash equivalents	62,733	(140,482)
Cash and cash equivalents at the beginning of the period	198,934	514,162

Cash and cash equivalents at the end of the period	$261,667	$373,680

MUELLER INDUSTRIES, INC.
Reconciliation of Net Income as Reported to Pro forma Without Insurance Settlement
(Unaudited)

Earnings attributable to normal operations without the insurance settlement is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding the insurance settlement is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  The insurance settlement was related to a 2011 claim at the Company's Wynne, Arkansas, manufacturing operations.  Reconciliation of earnings attributable to normal operations without the insurance settlement to net income as reported is as follows:

	For the Quarter Ended June 29, 2013
(In thousands, except per share data)	As Reported	Impact of Insurance Settlement	Pro forma Without Insurance Settlement

Operating income	$144,347	$106,332	$38,015

Interest expense	(1,101)	—	(1,101)
Other income, net	319	—	319

Income before income taxes	143,565	106,332	37,233
Income tax expense	(51,723)	(40,723)	(11,000)

Consolidated net income	91,842	65,609	26,233
Net income attributable to noncontrolling interest	(692)	—	(692)

Net income attributable to Mueller Industries, Inc.	$91,150	$65,609	$25,541

Diluted earnings per share	$3.23	$2.33	$0.90